Exhibit 99.1

Calavo Growers, Inc. Announces Second Quarter 2020 Financial Results

SANTA PAULA, Calif.,  June 8, 2020—Calavo Growers, Inc. (Nasdaq-GS: CVGW), a global avocado-industry leader and growing provider of value-added fresh food, today reported its financial results for the second quarter ended April 30, 2020.

Second Quarter Highlights

•	Total revenue of $281.2 million, essentially flat with fiscal second quarter 2019 despite a profound impact on volume from COVID-19.
•	Gross profit of $22.1 million compared to $36.8 million last year.
•	Net loss of $3.3 million and adjusted net income of $7.0 million.
•	Diluted loss per share of $(0.19) and adjusted diluted earnings per share of $0.40.
•	Completed the acquisition of Simply Fresh Fruit (“SFFI”), a high-quality producer of fresh-cut fruit.
•

James Gibson, formerly President of Renaissance Food Group, was promoted to Chief Executive Officer, and Joel Silva, formerly Division Controller for Fresh and Foods segments, was promoted to Corporate Controller and Chief Accounting Officer. Subsequent to the quarter end, Kevin Manion joined Calavo as Chief Financial Officer.

•	Additionally, J. Link Leavens, who previously served as Vice Chairman of the Board, was appointed Chairman. This appointment completes the separation of Board Chairman role and CEO role.
•	Minimized supply chain disruptions and ensured business continuity with swift response to COVID-19.

Management Commentary

“We have been operating under extraordinary circumstances in the COVID-19 environment and I want to thank our employees for their steadfast commitment to serving our customers and operating at the highest standards every day,” said James E. Gibson, CEO of Calavo Growers. “Our sales were significantly impacted beginning in March by the closure of large restaurant chains, retail food outlets and the consumer shift to non-perishable foods at the onset of shelter in place restrictions. However, demand in our retail grocery and foodservice channels began to improve in April with further progress through May.”

Gibson continued, “Our Fresh segment was especially resilient during the quarter, with sales increasing 13.0% over last year, and gross profit per carton of avocados improving sequentially

Calavo Growers, Inc.

from Q1. As the economy gradually reopens, we expect demand to pick up across our Fresh, RFG and Foods segments, and our bottom line to return to pre-COVID-19 levels.”

“While we still have limited visibility into the duration and severity of COVID-19, we remain confident in our long-term growth prospects,” Gibson continued. “Throughout our 100-year history,  Calavo has demonstrated leadership in the avocado and fresh food sectors regardless of shocks to the economy. Global demand for fresh avocados continues to grow rapidly and we are confident that our RFG and Foods segments are positioned to benefit from rising demand for fresh and prepared food categories. We have all the resources in place to capitalize on this tremendous market opportunity – an experienced leadership team, a robust operating platform, established relationships with blue-chip retailers and foodservice customers,  and a strong balance sheet.  We  will continue to navigate through the pandemic while keeping our focus on delivering profitable growth and returns to our shareholders over the long term.”

Second Quarter Consolidated Financial Review

Total revenue for the second quarter 2020 was $281.2 million as compared to $286.2 million for the second quarter 2019, representing a 1.8% decrease primarily due to lower sales volumes in the RFG and Foods business segments as a result of COVID-19.

Gross profit for the second quarter was $22.1 million, or 7.9% of revenue, as compared to $36.8 million, or 12.9% of revenue, for the same period last year. The decrease was attributable to gross profit declines in the Fresh and Foods segments.

Selling, general and administrative (SG&A) expense for the second quarter totaled $14.5 million, or 5.2% of revenue, as compared to $15.7 million, or 5.5% of revenue, for the same period last year. The year-over-year improvement in SG&A expense was primarily related to lower performance-based compensation. During the quarter, the Company also began an SG&A rationalization program which initially led to a reduction in headcount at the end of the quarter and is expected to generate continued SG&A savings in the second half of fiscal 2020.

Net loss for the second quarter 2020 was $3.3 million, or $(0.19) per diluted share. This compares with net income of $16.3 million, or $0.93 per diluted share for the same period last year.  Second quarter 2020 results included a $10.3 million non-cash, unrealized loss related to the Company’s ownership interest in Limoneira Company. The Company’s loss from unconsolidated subsidiaries narrowed to $2.2 million in the most-recent quarter from $3.1 million one year earlier.

Adjusted net income, which excludes certain items impacting comparability such as non-cash gains or losses from unconsolidated subsidiaries and transaction related expenses, was $7.0 million, or $0.40 per diluted share for the second quarter,  compared to adjusted net income of $16.5 million, or $0.94 per diluted share, for the same period last year.

Calavo Growers, Inc.

Adjusted EBITDA, which is a non-GAAP financial measure as described below and in an accompanying financial table in this release, was $14.4 million for the second quarter of 2020, compared to $26.7 million for the same period last year.

Balance Sheet and Liquidity

Cash and cash equivalents totaled $3.3 million as of April 30, 2020. Total liquidity at quarter end was approximately $110 million, including cash, investments, and borrowings available under its line of credit.

The Company ended the quarter with $51.1 million  of total debt, which included $45.0 million in short-term borrowings. The increase in borrowings compared to the end of Q1 2020 was primarily related to the approximately $19 million acquisition of SFFI in February 2020.

Second Quarter Business Segment Performance

Fresh

Second quarter 2020 sales in Calavo’s Fresh business segment increased 13.0% to $170.9 million from $151.2 million in the same period last year. While revenue increased year-over-year, growth was constrained by the impact of COVID-19. Sales volume fell sharply in mid-March as foodservice orders declined and consumers shifted to purchasing non-perishable goods. Following the initial impact of COVID-19, as consumers began to shift back to more normal buying patterns at retail grocery outlets and as the foodservice industry began to open for take-out and delivery, demand in the Fresh segment began to normalize in April and that continued in May. Fresh segment gross profit declined to $14.4 million, or 8.4% of segment sales, from $27.8 million, or 18.4% of segment sales, in the second quarter of 2019. The decrease was due to a $3.4 million impact from foreign currency remeasurement resulting from the rapid devaluation of the Mexican peso as well as losses stemming from COVID-19 related order cancellations. Excluding these two factors, profit per carton on avocado sales compared favorably to historical averages,  though it was down from last year’s second quarter when favorable conditions rose well above historic levels. On a sequential basis,  the quality of avocados  improved relative to the first quarter of 2020,  resulting in higher pricing and gross profit per carton compared to the prior period.

Renaissance Food Group (RFG)

RFG business segment sales in the second quarter 2020 were $93.5 million, down 18.0% from $114.0 million in the same period last year, principally due to the previously announced closure of the Company’s co-packing partner in the Midwest in March 2020 and lower consumer demand for certain of RFG’s short-shelf life prepared food items as a result of COVID-19. These co-packing losses were partially offset by increased sales related to the opening of the Georgia facility in April 2019 and the acquisition of SFFI in February 2020.  Segment gross profit improved to $2.7 million, or 2.9% of segment sales, for the second quarter 2020, from  $2.5 million, or 2.2% of segment sales, for the same period last year.  While manufacturing margins in company-operated facilities improved year-over-year, these gains were constrained by lower overhead absorption resulting from COVID-19 related volume declines. Newer production

Calavo Growers, Inc.

facilities in Georgia and the Pacific Northwest also continue to generate improving margins on both a year-over-year and sequential basis. However, lower sales and certain shut-down costs related to the closure of RFG’s Midwest co-packer weighed on total segment gross profit.

Foods

Sales from the Foods segment totaled $17.9 million for the second quarter 2020 down from $22.0 million in the same period last year due to lower volume as a result of cancelled orders and shipment delays following the onset of COVID-19. Segment gross profit totaled $4.9 million, or 27.6% of sales, for the second quarter as compared to $6.5 million, or 29.7% of sales, for the same period last year. The decline in gross profit for the second quarter was due to  an increase in fruit input costs, slightly offset by a decrease in overhead costs from production efficiencies and a weaker Mexican peso.

Simply Fresh Fruit

RFG completed the previously announced acquisition of SFFI on February 14, 2020. SFFI increases RFG’s presence in the hospitality and foodservice categories, adding diversification to RFG’s retail focus. In April 2020, Calavo integrated SFFI into RFG.

COVID-19 Update

Calavo’s top priority remains the health and safety of its employees as they carry on their essential roles in helping supply food during this unprecedented time. At the onset of pandemic,  the Company took immediate action under CDC guidelines to ensure a safe working environment across all its facilities, distribution centers and packing houses.  In addition to strict food-safe standards already in place, Calavo implemented extra sanitation practices across facilities, common areas, breakrooms and offices. The Company also organized employees in smaller teams and created additional common areas to increase social distancing. These efforts have allowed Calavo to minimize supply chain disruptions and safely serve its customers during this challenging time.  All of Calavo’s facilities currently remain open and operational as the Company continues to actively monitor the fluid situation and adapt as necessary to ensure business continuity.

2020 Outlook

Given the evolving and uncertain impact of the COVID-19 pandemic, the Company is withdrawing its prior fiscal 2020 guidance.  Gibson commented, “Calavo serves a blue-chip customer base comprised of many of the largest and most stable retailers, mass merchandisers and foodservice providers in the US, which positions us well to continue to deliver profitable growth once economic conditions normalize. To that end we remain cautiously optimistic as we start to see retail volumes beginning to strengthen and orders from foodservice customers rebounding off crisis-lows.  As we look ahead into the third quarter of fiscal 2020,  we expect adjusted EBITDA to improve sequentially from a combination of higher sales volumes and lower input costs due to seasonality.”

Calavo Growers, Inc.

Non-GAAP Financial Measures

This press release includes adjusted financial metrics, such as EBITDA, adjusted EBITDA, adjusted net income and adjusted EPS, which are not prepared in accordance with U.S. generally accepted accounting principles, or “GAAP.”  Management believes these adjustments provide a more comparable analysis of the ongoing operating performance of the business. Reconciliations of non-GAAP financial measures to GAAP financial measures are provided in the financial tables that accompany this release. This information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP.

Conference Call and Webcast

Calavo will host a conference call on Monday, June 8, 2020 at 5:00 pm ET/2:00 pm PT to discuss its financial results for the second quarter ended April  30, 2020. The conference call may be accessed by dialing 877-407-3982  (Domestic) or 201-493-6780 (International) with conference ID: 13703761. A live audio webcast of the call will also be available on the Investor Relations section of Calavo’s website at http://ir.calavo.com and will be archived for replay.

About Calavo Growers, Inc.

Calavo Growers, Inc. is a global avocado-industry leader and an expanding provider of value-added fresh food serving retail grocery, foodservice, club stores, mass merchandisers, food distributors and wholesalers worldwide. The Company’s Fresh segment procures and markets fresh avocados and select other fresh produce, including tomatoes and papayas. The Renaissance Food Group (RFG) segment creates, markets and distributes a portfolio of healthy, fresh foods, including fresh-cut fruit, fresh-cut vegetables and prepared foods. The Foods segment manufactures and distributes guacamole and salsa. Founded in 1924, Calavo’s fresh food products are sold under the respected Calavo brand name as well as Garden Highway, Chef Essentials and a variety of private label and store brands.

Safe Harbor Statement

This press release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are "forward-looking statements," as defined in the Private Securities Litigation and Reform Act of 1995, that involve risks, uncertainties and assumptions. These statements are based on our current expectations and are not promises or guarantees. If any of the risks or uncertainties ever materialize or the assumptions prove incorrect, the results of Calavo may differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including, but not limited to, any projections of revenue, gross profit, expenses, gain/(loss) on Limoneira shares, income/(loss) from unconsolidated entities, earnings, earnings per share, tax provisions, cash flows and currency exchange rates; the impact of COVID-19 on our business, results of operations and financial condition; the impact of acquisitions or debt or equity investments or other financial items; any statements of the plans, strategies and objectives of management for future operations, including execution of restructuring and integration (including information

Calavo Growers, Inc.

technology systems integration) plans; any statements regarding current or future macroeconomic trends or events and the impact of those trends and events on Calavo and its financial performance, whether attributable to Calavo or any of its unconsolidated entities; any statements regarding pending investigations, legal claims or tax disputes; any statements of expectation or belief; any risks associated with doing business internationally (including possible restrictive U.S. and foreign governmental actions, such as restrictions on transfers of funds and COVID-19 and trade protection measures such as import/export/customs duties, tariffs and/or quotas); any risks associated with receivables from and/or equity investments in unconsolidated entities; system security risk and cyber attacks and any statements of assumptions underlying any of the foregoing.

Risks and uncertainties that may cause our actual results to be materially different from any future results expressed or implied by the forward-looking statements include, but are not limited to, the following: the impact of COVID-19 on our business, results of operations, and financial condition, including, but not limited to, disruptions in the manufacturing of our products and the operations of the related supply chains supporting our ability to deliver our products to consumers, impacts on our employees and uncertainty regarding our ability to implement health and safety measures for our employees, uncertainties regarding consumer demand for our products in light of COVID-19, increased costs that we must incur as a result of COVID-19, the impact of governmental trade restrictions imposed as a result of COVID-19 and the possible adverse impact of COVID-19 on our goodwill and other intangible assets; the impact of macroeconomic trends and events; the competitive pressures faced by Calavo's business; the development and transition of new products and services (and the enhancement of existing products and services) to meet customer needs; integration and other risks associated with acquisitions of other businesses; our ability to hire and retain key employees; the resolution of pending investigations, legal claims and tax disputes; the risks associated with doing business internationally (including possible restrictive U.S. and foreign governmental actions, such as restrictions on transfers of funds and COVID-19 and trade protection measures such as import/export/customs duties, tariffs and/or quotas); any risks associated with receivables from and/or equity investments in unconsolidated entities; and potential cyber-attacks on our information technology systems or on the information technology systems of our suppliers or customers.

For a further discussion of these risks and uncertainties and other risks and uncertainties that we face, please see the risk factors described in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and any subsequent updates that may be contained in our Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. Forward-looking statements contained in this press release are made only as of the date of this press release, and we undertake no obligation to update or revise the

Calavo Growers, Inc.

forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Financial Profiles, Inc.

Lisa Mueller, Senior Vice President

310-622-8231

calavo@finprofiles.com

Calavo Growers, Inc.

CALAVO GROWERS, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

(in thousands)

	April 30,	October 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$3,284	$7,973
Accounts receivable, net of allowances of $3,679 (2020) and $3,366 (2019)	76,261	63,423
Inventories, net	46,908	36,889
Prepaid expenses and other current assets	11,118	9,027
Advances to suppliers	9	7,338
Income taxes receivable	8,850	2,865
Total current assets	146,430	127,515
Property, plant, and equipment, net	131,414	132,098
Operating lease right-of-use assets	63,678	—
Investment in Limoneira Company	22,392	31,734
Investment in unconsolidated entities	9,755	10,722
Deferred income taxes	556	3,447
Goodwill	28,077	18,262
Notes receivable from FreshRealm	33,970	35,241
Other assets	39,230	31,341
	$475,502	$390,360
Liabilities and shareholders' equity
Current liabilities:
Payable to growers	$28,037	$13,463
Trade accounts payable	7,555	17,421
Accrued expenses	33,358	39,629
Short-term borrowings	45,000	—
Dividend payable	—	19,354
Current portion of operating leases	6,218	—
Current portion of long-term obligations and finance leases	847	762
Total current liabilities	121,015	90,629
Long-term liabilities:
Long-term operating leases, less current portion	61,443	—
Long-term obligations and finance leases, less current portion	5,219	5,412
Deferred rent	—	3,681
Other long-term liabilities	3,575	4,769
Total long-term liabilities	70,237	13,862
Commitments and contingencies
Total shareholders' equity	284,250	285,869
	$475,502	$390,360

Note: Beginning on November 1, 2020 we adopted ASU 842, Leases.  Under this new standard both finance leases and operating leases result in the lessee recognizing a right of use asset and a corresponding lease liability on the balance sheet. Previously, operating leases were expensed through the income statement but did not require recognition of a right-of-use asset or corresponding liability on the balance sheet.

Calavo Growers, Inc.

CALAVO GROWERS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share amounts)

	Three months ended		Six months ended
	April 30,		April 30,
	2020	2019	2020	2019

Net sales	$281,166	$286,236	$554,516	$544,268
Cost of sales	259,091	249,399	516,633	476,594
Gross profit	22,075	36,837	37,883	67,674
Selling, general and administrative	14,504	15,657	30,802	29,933
Gain on sale of Temecula packinghouse	54	1,927	108	1,927
Operating income	7,625	23,107	7,189	39,668
Interest expense	(342)	(365)	(529)	(619)
Other income, net	628	886	1,622	1,396
Unrealized and realized net gain (loss) on Limoneira shares	(10,349)	1,359	(9,343)	(3,146)
Income (loss) before provision (benefit) for income taxes and loss from unconsolidated entities	(2,438)	24,987	(1,061)	37,299
Provision (benefit) for income taxes	(1,208)	5,573	(1,858)	7,106
Net loss from unconsolidated entities	(2,177)	(3,136)	(5,205)	(9,434)
Net income (loss)	(3,408)	16,278	(4,409)	20,759
Less: Net loss attributable to noncontrolling interest	129	67	192	73
Net income (loss) attributable to Calavo Growers, Inc.	$(3,278)	$16,345	$(4,216)	$20,832

Calavo Growers, Inc.’s net income (loss) per share:
Basic	$(0.19)	$0.93	$(0.24)	$1.19
Diluted	$(0.19)	$0.93	$(0.24)	$1.18

Number of shares used in per share computation:
Basic	17,550	17,530	17,543	17,514
Diluted	17,550	17,609	17,543	17,582

Calavo Growers, Inc.

CALAVO GROWERS, INC.

NET SALES AND GROSS PROFIT BY BUSINESS SEGMENT (UNAUDITED)

(in thousands)

	Fresh	Calavo		Interco.
	products	Foods	RFG	Elims	Total

Three months ended April 30, 2020
Net sales	$170,868	$17,853	$93,529	$(1,084)	$281,166
Cost of sales	156,463	12,919	90,793	(1,084)	259,091
Gross profit	$14,405	$4,934	$2,736	$—	$22,075

Three months ended April 30, 2019
Net sales	$151,212	$22,041	$113,992	$(1,009)	$286,236
Cost of sales	123,388	15,495	111,525	(1,009)	249,399
Gross profit	$27,824	$6,546	$2,467	$—	$36,837

	Fresh	Calavo		Interco.
	products	Foods	RFG	Elims	Total

Six months ended April 30, 2020
Net sales	$304,058	$38,337	$214,463	$(2,342)	$554,516
Cost of sales	283,071	27,051	208,853	(2,342)	516,633
Gross profit	$20,987	$11,286	$5,610	$—	$37,883

Six months ended April 30, 2019
Net sales	$268,661	$45,112	$233,056	$(2,561)	$544,268
Cost of sales	219,979	31,823	227,353	(2,561)	476,594
Gross profit	$48,682	$13,289	$5,703	$—	$67,674

For the three months ended April 30, 2020 and 2019, intercompany sales and cost of sales of $0.2 million and $0.4 million between Fresh products and RFG were eliminated. For the six months ended April 30, 2020 and 2019, intercompany sales and cost of sales of $0.7 million and $0.9 million between Fresh products and RFG were eliminated. For the three months ended April 30, 2020 and 2019, intercompany sales and cost of sales of $0.8 million and $0.7 million between Calavo Foods and RFG were eliminated.  For the six months ended April 30, 2020 and 2019, intercompany sales and cost of sales of $1.6 million and $1.7 million between Calavo Foods and RFG were eliminated.

Calavo Growers, Inc.

CALAVO GROWERS, INC.

RECONCILIATION OF ADJUSTED NET INCOME AND EPS (UNAUDITED)

(in thousands, except per share amounts)

	Three months ended		Six months ended
	April 30,		April 30,
	2020	2019	2020	2019

Net income (loss) attributable to Calavo Growers, Inc.	$(3,278)	$16,345	$(4,216)	$20,832
Non-GAAP adjustments:
Non-cash losses recognized from unconsolidated entities (a)	2,177	3,136	5,205	9,434
Gain on sale-Temecula packinghouse, net sales commission (b)	—	(1,572)	—	(1,572)
Management transition expenses (c)	1,119	—	1,119	—
Acquisition costs - SFFI, Inc. (d)	220	—	510	—
Net loss (gain) on Limoneira shares (e)	10,349	(1,359)	9,343	3,146
Tax impact of adjustments (f)	(3,575)	(53)	(4,166)	(2,846)
Adjusted net income attributed to Calavo Growers, Inc.	$7,012	$16,497	$7,795	$28,994

Calavo Growers, Inc.’s net income (loss) per share:
Diluted EPS (GAAP)	$(0.19)	$0.93	$(0.24)	$1.18
Adjusted Diluted EPS	$0.40	$0.94	$0.44	$1.65

Number of shares used in per share computation:
Diluted	17,550	17,609	17,543	17,582

(a)

For the three months ended April 30, 2020 and 2019, FreshRealm incurred losses totaling $5.1 million and $7.4 million, of which we recorded $1.9 million and $2.6 million of non-cash losses during our second fiscal quarter of 2020 and 2019.  For the six months ended April 30, 2020 and 2019, FreshRealm incurred losses totaling $14.4 million and $18.7 million, of which we recorded $5.4 million and $9.5 million of non-cash losses during the six months ended April 30, 2020 and 2019.  For the three months ended April 30, 2020 and 2019, we incurred losses from Agricola Don Memo totaling $0.3 million and $0.5 million. For the six months ended April 30, 2020 and 2019, we incurred income from Agricola Don Memo totaling $0.2 million and $0.1 million. Certain details regarding FreshRealm will be included in Calavo’s annual report on Form 10-Q soon to be filed with the U.S. Securities and Exchange Commission.

(b)

During the second quarter of fiscal 2019, we sold our Temecula, Calif., packinghouse for $7.1 million in cash and, concurrently, leased back a portion of the facility representing approximately one-third of the total square footage. This generated a gain of $6.4 million. Since our leaseback of the building is classified as a capital lease and covers substantially all of the leased property, the gain recognized currently is the amount of the gain in excess of the recorded amount of the leased asset. As a result, we recognized a gain of approximately $1.9 million ($1.6 million, net of transaction costs (primarily sales commissions) totaling $0.4 million) in the second quarter and recorded a deferred gain of $4.5 million, which will be recognized over the life of the lease (i.e. straight-line over 15 years).

(c)	Second quarter of fiscal 2020 results include higher stock-based compensation expense related to senior management transitions, which does not impact the underlying cost structure of the company.
(d)

In fiscal 2020, we incurred expenses related to the acquisition of SFFI Company, Inc. doing business as Simply Fresh Fruit (SFFI).  SFFI is a processor and supplier of a broad line of fresh-cut fruit, principally serving the foodservice and hospitality markets.  The acquisition was closed on February 14, 2020.

(e)

In the second quarter of 2020, we recorded $10.3 million in unrealized losses related to mark-to-market adjustments in the fair value of our investment in Limoneira (LMNR) common stock.  In the second quarter of 2019, we recorded $1.4 million in unrealized gains related to these mark-to-market adjustments.  For the six months ended April 30, 2020 and 2019, we recorded $9.3 million and $3.1 million in unrealized losses related to these mark-to-market adjustments.

(f)	Tax impact of non-GAAP adjustments are based on the prevailing year-to-date tax rates in each period and adjusted for any one-time tax charges.

Calavo Growers, Inc.

CALAVO GROWERS, INC.

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA (UNAUDITED)

(in thousands)

	Three months ended		Six months ended
	April 30,		April 30,
	2020	2019	2020	2019

Net income (loss) attributable to Calavo Growers, Inc.	$(3,278)	$16,345	$(4,216)	$20,832
Interest Expense	342	365	529	619
Provision (benefit) for Income Taxes	(1,208)	5,573	(1,858)	7,106
Depreciation & Amortization	4,010	3,378	7,646	6,770
Stock-Based Compensation (c)	1,787	859	2,717	1,826
EBITDA	$1,653	$26,520	$4,818	$37,153

Adjustments:
Non-cash losses recognized from unconsolidated entities (a)	2,177	3,136	5,205	9,434
Net loss (gain) on Limoneira shares (e)	10,349	(1,359)	9,343	3,146
Gain on sale-Temecula packinghouse, net sales commission (b)	—	(1,572)	—	(1,572)
Acquisition costs - SFFI, Inc. (d)	220	—	510	—
Adjusted EBITDA	$14,399	$26,725	$19,876	$48,161

See prior page for footnote references